Exhibit 10.1

English Translation of

Equity Transfer Agreement

Transferor :Unisplendour Corporation Limited

Transferee: Shudong Xia

Signed on: September 8,2009

Signed at: Haidian District, Beijing

Equity Transfer Agreement

Transferor :Unisplendour Corporation Limited

Legal Representative: Jinhong Xu

Domicile: Ziguang Building, East Gate of Tsinghua University, Haidian District, Beijing

Transferee: Shudong Xia

ID No: 422125197210205616

Domicile: Room 717, E-wing Centre No.113 Zhichunlu, Haidian District, Beijing

WHEREAS:

1. Beijing UNISITS Technology Co. Ltd. is a  corporation that lawfully exists(“the Target Company”), and  is planning to pursue public listing. The Target Company’s shareholders and their ownership information on or before the execution date of this Agreement are listed as below:

Shareholders	the numbers of shares held （million shares）	shareholding proportion（%）
Unisplendour Corporation Limited	32.50	61.79%
Shan Qu	3.8575	7.33%
Qidi Holding Co., Ltd.	2.60	4.94%
Wuhai and other Management Team Members	13.6425	25.94%
Total	52.60	100.00%

1.      The Transferor is a joint stock company that was established legally on and has been validly existing since March 18th, 1999.  The registration certificate number is :1100001027456；

2.      The Transferee is a natural person whose ID No. is 422125197210205616；

3.      The Transferor desires to transfers its legally held 18.50 million shares of the Target Company, the Transferee desires to acquire the 18.50 million shares and thereby become the largest shareholder of the Target Company to promote the Target Company’ s listing process.

The Target Company’s shareholders and their ownership information after the equity transfer referred herein are listed as below: Target

Shareholders	the numbers of shares held （million shares ）	shareholding proportion（%）
Shudong Xia	18.50	35.17%
Unisplendour Corporation Limited	14.00	26.62%
Shan Qu	3.8575	7.33%
Qidi Holding Co., Ltd.	2.60	4.94%
Wuhai and other Management Team Members	13.6425	25.94%
Total	52.60	100.00%

According to “Contract Law of the People's Republic of China”and related laws and regulations, and through amicably negotiations, the parties of this Agreement have reached agreement on the transfer of Beijing UNISITS Technology Co. Ltd.’s 18.50 million shares from the Transferor to the Transferee,   and enter into this equity transfer agreement (this “Agreement”) as below:

ARTICLE ONE - DEFINITION

1.      The following words and expressions are construed as bellows during the Agreement notwithstanding any reference or supplementary hereto:

“the Agreement”	this equity transfer agreement
“the Target Company”	Beijing UNISITS Technology Co. Ltd.
“the Transferor”	Unisplendour Corporation Limited
“the Transferee”	Shudong Xia
“target shares”	The 18.50 million shares of the Target Company which is transferred by the Transferor to the Transferee in accordance with the Agreement
“this equity transfer”、“this transfer”、“equity transfer”	Terms and provisions of the transfer referred herein
“the equity transfer price ”	Consideration paid herein by the Transferee for the target shares
“the closing date”	The closing date of the target shares referred in Article Six. Subject to the Agreement, it is the same day on which completing registration of Trade and Industry for the stock transfer
“preconditions”	The necessary and preconditions by which the Agreement come into force and effective referred in Article Four
“the effective date”	the day on which all the preconditions are implemented referred in Article Four
“transition”	the Transferor transfers the first majority shareholder of the Target Company to Transferee in Article Five
“transition period”	The day on which between Agreement signing and the closing date
“the company’s charter”	The Target Company’ s current effective charter
“ new charter”	The Target Company’ s charter which is to be modified by virtue of the equity transfer
“working day”	Any day on which the banks within the territory of China serve for corporate and customers, exclusive of the legal festivals and holidays
“Day”	calendar day
“Yuan”	Renminbi
“significant impact”	The cumulative effect is above 3,000,000 Yuan

2.      Any laws, rules and/or regulations herein shall include any currently effective laws, rules and/or regulations, and  any and all amendments, supplements or reenactments hereof from time to time.

3.      The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

4.      All the date, month, year referred hereof, the commencement day shall commence from the next day.  If the last day of any term herein is not a working day, then the term shall cease on the next working day. “Within” hereof includes the day, “prior to the day” hereof does not include the day. “Either party” herein referred refers to the Transferor or the Transferee, “both parties” or “the parties” herein referred refers to both the Transferor and the Transferee.

ARTICLE TWO - TARGET SHARES

1. The target share refers to the 18.50 million shares legally held by the transferor after completing the Target Company’ s distribution of dividends for the first half of 2009;

2. Subject to the terms and conditions herein, the Transferor agrees to transfer the 18.50 million shares of the Target Company to the Transferee, and the Transferee agrees to purchase the 18.50 million shares of the Target Company held by the Transferor.

ARTICLE THREE - THE EQUITY TRANSFER PRICE AND PAYMENT

1.      The equity transfer price

As a result of both parties’ negotiation, the transfer price of the target share is 44.40 million Yuan (FORTY FOUR MILLION FOUR HUNDRED THOUSAND YUAN ONLY).

2.      Payment of the equity transfer Price

(1) Within five days after the Agreement become effective, the Transferee shall make one time payment which equals to 50% of the equity transfer price from its designated bank account to the Transferor’s designated bank account , the basic of information of the Transferor’s designated bank is referred in Article Three Clause 3,

(2) Within 45 working days after the change of the registration of the target shares, the Transferee shall make one time payment of the rest 50% of the equity transfer price from its designated bank account to the Transferor’s designated bank account,

(3) The Transferor shall issue a legally binding receipt to the transferee within three days after the receipt of Transferee’s each payment.

3.       The basic information of the Transferor’s designated bank account:

Bank of Deposit: China Merchants Bank Zhongguancun Branch

Account Name: Unisplendour Corporation Limited

Banking Account Number: 860385181510001

ARTICLE FOUR - PRECONDITIONS AND THE EFFECTIVE DATE

1.     The Agreement will become effective if all preconditions listed below are fulfilled:

1.1.  The Agreement is signed by both parties;

1.2.  The board of directors of the Transferor has adopted board resolution to approve the transfer of the target shares;

2.      The Agreement will come into effective only if the preconditions set forth in Article 4.1 herein are fulfilled, and such effectiveness will commence on the date when the last precondition is fulfilled.

ARTICLE FIVE - THE TRANSITION AND THE TRANSITION PERIOD

1.     Both parties further agree:

Transfer of the Target Company’ s shareholders’ rights and obligations. Upon the effectiveness of the Agreement and the receipt of the Transferee’s first payment, such equity transfer shall be recorded into Target Company’ s shareholder list.  Except for the Transferor’s obligations during the transitional period as set forth in this Agreement, the Transferor shall transfer all the shareholder’s rights, obligations as well as responsibilities in connection with the target shares to the Transferee upon the Agreement comes into force and the Transferee has paid the first half of the equity transfer price.  The Transferor shall assist the Transferee in carrying out such rights, obligations, and responsibilities.

The abovementioned rights and obligations include, but not limited to, attending the Target Company's shareholders meeting, exercising shareholder voting rights, the nomination and appointment of directors based on the target shares, participating in the Target Company’s profit distribution/conversion or addition to the share capital/replenishment or participating in the distribution of surplus assets, or any other rights in compliance with the laws, regulations and the Target Company charter and obligations in connection with the target shares;

2.     The period between the effectiveness of the Agreement and the payment of the first half of equity transfer price and the closing date  is the transition period;

3.     Upon the completion of the equity transfer, as given that such transaction is completed within the transition period, the Transferee shall take rights, obligations and responsibility as the Target Company’ s largest shareholder in compliance with the “Contract Law of the People's Republic of China” and the Target Company’s charter;

4.     During the transition period, given that the actual share transaction is yet to be completed, the Transferor shall provide necessary assistance and cooperation to the Transferee in exercising its rights and fullfiling its obligations as the shareholder, including providing related stamps, documents and other necessary convenience.

ARTICLE SIX – REGISTRATION WITH ADMINISTRATION OF INDUSTRY AND COMMERCE AND EQUITY TRANSFER

1.    The Transferor and Transferee shall cooperate to complete the documentation preparation for the registration with Administrative of Industry and Commerce within 10 days after the Agreement comes into force and the Transferee makes the first payment, such documentation includes, but not limited to, holding a shareholders meeting of the Target Company for the transfer of the target shares, modifying and executing the Target Company charter, electing new board of directors and board of supervisors. Both parties agreed that that the amended charter of the Target Company provide that the board of directors shall consist of five members and two of which shall be recommended by the Transferee.

2.     The closing date will be the date on which the Target Company receives the amended registration documents from the Administration of Industry and Commerce in which the transferee is recorded as its shareholder.  This is the date  when the change of registration with the Administration of Industry and Commerce is completed;

3.     The closing date also signifies the completion of the works below:

a)     The Transferor shall delivery all documents about the change of registration with the Administration of Industry and Commerce to the Transferee;

b)     after the transition period, the Transferee will become the Target Company’s  shareholder as registered wit the Administration of Industry and Commerce, thereafter the Transferor ceases to have the obligation and responsibility to provide necessary assistance and cooperation to the Transferee in exercising its rights and fulfilling its obligations as a shareholder.

ARTICLE SEVEN - TAXES

Both parties shall bear the taxes related to the  registration with the Administration of Industyr and Commerce in accordance with laws, regulations, or rules of relevant authorities.  In case such taxes are not clearly stipulated by the relevant laws, regulations, or rules of authorities, each party shall bear 50% of such  relevant expenses incurred.

ARTICLE EIGHT - PROFIT AND LOSS DURING TRANSITION PERIOD

Both parties agree that the Transferee shall bear all the profits and losses of the target company during the transition period;

ARTICLE NINE – REPRESENTATIONS AND WARRANTIES OF THE TRANSFEROR

The Transferor hereby makes the following representations and warranties:

1.     The Transferor is a company duly formed，validly existing and in good standing as a legal person under the laws of the PRC, and has the right to conduct the ongoing business activities;

2.     to the knowledge of the Transferor, the Target Company is a limited liability company duly organized，validly existing and in good standing as a legal person under the laws of the PRC;

3.     The Transferor has legal, complete and full ownership of the target shares, free and clear of all liens, ownership disputes over the target shares or seizure or other property perseveration or enforcement measures by the judiciaries over the target shares.

4.     The Transferor will provide necessary and true description of the Target Company to the Transferee in accordance with its knowledge of the Target Company as its shareholder;

5.     The Transferor will truthfully disclose the information about the assets, liabilities, or materials, information and debts about liabilities, litigation, material contracts, arbitration of the Target Company prior to the date of the Agreement to the Transferee, all the disclosure shall be true, complete and non-misleading. During the transition period and within 24 months after the  closing date, any deficiencies in connection with the above-mentioned disclosures will not cause the substantive, material impact on the transaction herein. (including but limited to the undisclosed Target Company guarantees, litigation, non-real assets, significant business risk).

ARTICLE TEN - FURTHER COVENANT OF THE TRANSFEROR

1.     The Transferor will timely fulfill and/or assist and cooperate with the Target Company and the Transferee to complete relevant share transfer procedures, including but not limited to procedures for registration with the Administration of Industry and Commerce and executing necessary legal documents.

2.     The Transferor will timely fulfill and/or assist and cooperate with the Transferee and/or the Target Company to fulfill its obligations to disclose relevant information related to the equity transfer;

3.     The Transferor will fulfill its obligations related to the arrangement during the transition period referred in Article Five herein in good faith

4.     The Transferor will take legal responsibility for any problems (if any) prior to the equity transfer and guarantee that such legal issues will not cause any losses or additional burdens on the Transferee.

5.     Unless agreed by the Transferee in written in advance, the Transferor will, during the transition period, ensure that the Target Company:

(1)     maintain its normal operational activities;

(2)     that its assets and financial situation not incur material changes;

(3)     not distribute return on its investment to the Transferor;

(4)     not change its shareholding structure and charter of the Target Company except for the modification related to the equity transfer transaction hereunder;

(5)     not materially change the volume and the structure of its assets;

The Transferor shall, in the best efforts, protect the Target Company’s normal operation against adverse impact.

ARTICLE ELEVEN – REPRESENTATIONS AND WARRANTIES OF THE TRANSFEREE

The Transferee hereby makes the following representations and warranties:

1.     The Transferee is a natural person who has full capacity for civil conduct，and has the right to perform the ongoing business activities;

2.     The Transferee has the ability to execute and perform the Agreement on the signing day;

3.     The Transferee shall hold the target shares for no less than five years (60 calendar months); within such period the transferee shall not transfer the target shares to a third party, unless one of the following circumstance has incurred:

(1)     The Target Company can not meet the requirements for listing on China's capital market, or the changes of the laws or regulations results in that the Target Company does not meet the requirements for listing on China's capital market within 36 calendar months after the closing date;

(2)     The Transferee discovers and proves that the Target Company has any material illegal behaviors in its operational activities and there is any material false record in its financial statements prior to the closing date; or any intentional non-disclosure or fraud that caused material adverse impact on the Transferee;

(3)     The Target Company is incapable to meet the operational targets established by  the board of directors of the Target Company  for 3 consecutive calendar years after the closing date;

4.     The Transferee shall not alter or agree to alter, in any form, the status of its largest shareholder of the Target company;

5.     The Transferee shall ensure the legitimacy and sufficiency of the funds to be used to pay the equity transfer price hereunder on time;

6.     The Transferee has fullyand independently studied and understood the present status of the Target Company and the target shares prior to the signing day, and has reviewed independently the target shares’ s validity, legality, risks, deficiencies as well as the share value and  completely understands the transacting background and conditions. The Transferee agrees to sign and perform the Agreement and is willing to bear the associated risks and responsibilities on the basis of abovementioned independent judgment , exclusive of abovementioned conditions referred in Article eleven Clause 3 term (2) are found after the closing date.

ARTICLE TWELVE - FURTHER COVENANTS OF THE TRANSFEREE

1.     The Transferee will timely fulfill and/or assist and cooperate with the Target Company and the Transferor to complete relevant equity transfer procedures, including but not limited to procedures for registration with the Administration of Industry and Commerce; T

2.     Target The Transferee will timely fulfill and/or assist and cooperate with the Transferor and/or the Target Company to fulfill its obligation to disclose relevant information related to the equity transfer;

3.     The Transferee will ensure that the Target Company’ s normal production and operation and protect the employees’ legal rights from adverse impact as a result of the share transaction herein;

4.     The Transferee will fulfill its obligation related to the arrangement during the transition period referred in Article Five herein in good faith

ARTICLE THIRTEEN - LIABILITY FOR BREACH

1.     Either party’s violation of any representations, warranties, or covenants herein will result in the breach of the Agreement;

2.     Special provisions on the Transferor’ s breach:

(1)     The Transferor fails to transfer the target shares as required herein after receipt of the initial payment of the equity transfer price.  the Transferor shall pay a penalty equals to 0.01% of the total share transfer price to the Transferee on a daily basis;

(2)     The Transferor fails to timely transfer the target shares as required herein after receipt of the initial payment of the equity transfer price, and such delay has lasted for over 30 working days.  The Transferee has the right to unilaterally terminate the Agreement. In case that the Transferee agrees to continue to perform the Agreement, the Transferor shall take responsibility for breach of the Agreement in accordance with Article Thirteen Clause 2 Term(1) and continue to perform the Agreement. In case the Transferee terminates the Agreement, the Transferor shall return full amount of the paid equity transfer price to the Transferee and pay an additional 0.3% of the total equity transfer price as a penalty.

(3)     In case the Transferor causes the target shares herein cannot be transferred , the Transferor shall return full amount of paid equity transfer price to the Transferee and pay an additional 0.3% of the total equity transfer price as a penalty.

(4)     In terms that after the transfer of the target shares, the Transferee discovers and proves that the Target Company has any material illegal behaviors in its operational activities and there is any false record in its financial statements or any intentional non-disclosure or fraud that are adverse to the Transferee, the Transferee has the right to terminate the Agreement, and the Transferor shall return full amount of paid payment and pay 0.3% of the total transfer price as a penalty to the Transferee;

(5)     The Transferor shall pay the penalty and return the paid transfer price to designated bank account as required by the Transferee due to the breach of the Transferor;

3.     Special provisions on the Transferee’ s breach of the Agreement:

(1)     In case the Transferee delays payment hereof, the Transferee shall pay 0.01% of the total stock transfer price as the penalty to the Transferor on a daily basis, the Transferee shall pay the penalty together with the stock transfer price;

(2)     In case the Transferee delays payment hereof over  30 working days, the Transferor has the right to unilaterally terminate the Agreement; In case that the Transferor agrees to continue to perform the Agreement, the Transferee shall take responsibility for breach of the Agreement in accordance with Article Thirteen Clause 3 Term(1) and continue to perform the Agreement. In case the Transferor terminates the Agreement, the Transferee shall pay 0.3% of the total equity transfer price as a penalty to the designated bank account referred in Article Three Clause 3 herein. The Transferee shall assist and coordinate with the Target Company and the Transferor to return the transferred share to the Transferor , including but not limited to procedures for the registration of the change of shareholder with the Administration of Industry and Commerce.

(3)     In case the Transferee causes the target shares herein can not be transferred , the Transferee shall pay an additional 0.3% of the total equity transfer price as a penalty.

(4)     The Transferee shall pay the penalty to the designated bank account subject to the Transferor’ s requirement;

(5)     With the exceptions set forth in Article Eleven Clause 3, in case that the Transferee transfers any of the target shares or conduct any other activities which change its status as the largest shareholder of the Target Company within five years after the equity transfer, the transferee shall pay 67% of the total stock transfer price as a penalty to the Transferor;

ARTICLE FOURTEEN - CONFIDENTIALITY

1.     Unless otherwise specified in the Agreement, the terms and conditions hereunder in respect of Equity Transfer (including all terms and conditions hereunder, the Exhibits and any other relevant documents relating to investment) are confidential and shall not be disclosed to any third party.

2.     Under any of the following circumstance, the confidential information may be disclosed with written notification to other party two days prior to the disclosure:

（1）     If required by relevant law or required by any legal proceedings;

（2）     If required by various regulators or government departments with jurisdiction over the party;

（3）     If required by various professional consultants, lawyers, auditors or its associated companies with legal rights, the disclosing party shall bear the responsibility for violations of the abovementioned professionals or bodies;

（4）     The other party has issued written consent on the disclosure matters.

3.     This Article is and remains effective for an indefinite period after the Agreement expires or terminates.

ARTICLE FIFTEEN - MODIFICATION, DISSOLUTION AND TERMINATION

1.     General Provision

Neither party may unilaterally modify, rescind or terminate the Agreement without negotiation and agreement by both parties, except it is otherwise prescribed under laws or regulations or provisions herein. The modification, rescinding, and termination of the Agreement by one party will only be effective upon the receipt of the written consent by the other party.

2.     In case that any of the following conditions is met, either or both parties may notify the other party to terminate the Agreement:

(1)     Null performance of the Agreement by virtue of Force Majeure, either party may terminate the Agreement;

(2)     In case that one party seriously violates the terms or provisions, which results in null performance of the Agreement, the other party has the right to unilaterally terminate the Agreement;

(3)     In case of either party’s bankruptcy, dissolution or revocation by laws, the other party has the right to unilaterally terminate the Agreement;

(4)     Pursuant to any other unilateral termination clauses of the Agreement herein;

3.     In case that any of the following conditions is met, the Agreement is terminated:

(1)     All the rights and obligations are fulfilled completely pursuant to the Agreement;

(2)     The Agreement is terminated;

ARTICLE SIXTEEN - FORCE MAJEURE

1.     General Provision

Force majeure referred herein means the objective circumstances that are unforeseeable, unavoidable and insurmountable which incurs and prevent either party’s partial or full execution of the Agreement and after the signed date. The above mentioned matters include , earthquake, typhoon, flood, fire, war and other unforeseeable, unavoidable and insurmountable matters;

2.     Notification Obligation

Either party affected by the event of Force Majeure shall inform the other party of its occurrence in written form as soon as practical and thereafter send a certificate of the event issued by the relevant authorities to the other party within 10 days after its occurrence to explain the details and reasons which results in partial or null performance or delay performance of the Agreement. The certificate shall be issued by public notary bodies from where Force Majeure occurs.

3.     Remedy, release and waiver of liability

(1)     Either party shall negotiate with the other party to find a solution of the disagreement in case of any Force Majeure

(2)     Both parties shall try their best to remedy the adverse impact of the event of Force Majeure;

(3)     In case that the event of Force Majeure causes either party’s partial or null performance of the Agreement, the party in question shall not take the responsibility for the delay or termination of the Agreement caused by  Force Majeure, and its obligation term should be extended correspondingly but should be the same as the terminating time.

ARTICLE SEVENTEEN - APPLICABLE LAWS

The formation of the Agreement, its validity, interpretation, execution and settlement of the disputes shall be governed by the related laws of the People's Republic of China.

In case there is no law in China applicable to the certain matters herein, regulatory documents issued by competent government authorities should be applied first before the application of common commercial usage.

ARTICLE EIGHTEEN - DISPUTE RESOLUTION

1.     Consultation

All disputes arising from or in connection with the Agreement shall be settled amicably through negotiation by both parties.

2.     Litigation

(1)     In case no agreement can be reached through consultation, either party may bring the dispute to the People's Court of Beijing Haidian District.

(2)     All expenses in connection with the litigation(including but not limited to legal fees, a retainer fee, preservation costs, and execution fees) shall be borne by the losing party unless otherwise awarded by the decisions of the court

3.     This Article is independent and any modification, revocation, termination or null of the Agreement shall not affect this legal force of this Article.

4.     Before the time when a dispute is being resolved, the Parties shall continue to perform this Agreement in all respects other than the issue in dispute.

ARTICLE NINETEEN – NOTICE AND DELIVERY

1.     Notice

(1)     Any notice shall be delivered by hand, by fax, or by express mail to :

The Transferor：Unisplendour Corporation Limited

Address：9th Floor Ziguang Building, East Gate of Tsinghua University, Haidian District, Beijing

Post Code：100084

Phone No：010-62789898

Fax：010-62770880

Receiver：Lian Qi

The Transferee：Shudong Xia

Address：Room 717, E-wing Centre No.113 Zhichunlu, Haidian District, Beijing

Post Code：100086

Phone No：010-82671299

Fax：010-62638381

Receiver：Shudong, Xia

(2)     In case any alternation of the abovementioned communication manners, either party shall inform the other party with prior written notification.

2.     Delivery

Pursuant to the communication manners set forth above, the notice shall be deemed given and effective as follows (a) the date of transmission, if such notice or communication is delivered via facsimile (provided the sender receives a machine-generated confirmation of successful transmission), (b) the next working day after the date of transmission, if such notice or communication is delivered via express mail, or (c) upon actual receipt by the party to whom such notice is required to be given, if sent by personal delivery.

ARTICLE TWENTY - MISCELLANEOUS

1.     Signing and execution of the Agreement

The Agreement will come into force in case of the execution of the parties as well as fulfilling all the preconditions referred to in Article Four;

2.     Execution

The Agreement is made in Chinese in five copies. Each party holds one copy, the Target Company holds one copy, the other two copies are used for the relative regulators for application and filing; each copy has the same legal effectiveness;

3.     Severability

If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby.

4.     Disclaimer

The waiver or failure of either party to exercise in any respect of any right provided for herein will not be deemed a waiver of any further right hereunder, exclusive of the party’s written indication;

5.     Non-negotiable of the rights and obligations

Either party shall not transfer the rights and obligations to any third party subject to the Agreement without the other party’ s written consent;

6.     Other Matters

Supplement agreement may be entered into by and between the parties through consultation for issues not covered in this Agreement as appendix thereof, which shall have the same legal force with the Agreement.

The Transferor(seal):Unisplendour Corporation Limited

Legal Representative/Superintendent/Authorized Representative(Signature):

Title:

The Transferee(finger mark): Shudong, Xia

The Transferee(Signature):

ID No:422125197210205616